Exhibit  11


                  MASCO CORPORATION AND CONSOLIDATED SUBSIDIARIES

                         COMPUTATION OF EARNINGS PER SHARE
                   Primary and Fully Diluted Earnings Per Share
      For the Three Months and Nine Months Ended September 30, 1995 and 1994
                   (Amounts in thousands except per share data)


                                      Three Months Ended      Nine Months Ended
                                         September 30           September 30
                                       1995        1994        1995       1994

Shares for computation of primary
  and fully diluted earnings
  per share:

     Average number of shares
       outstanding                    159,300     158,600     159,300    158,600

     Common stock equivalents:
       Shares issuable assuming
         conversion of debentures       4,200       4,200       4,200      4,200

       Stock options                      700         900         700        900
                                      164,200     163,700     164,200    163,700


Net income, adjusted to basis of
  earnings per share:

     Net income                       $67,100     $72,100    $204,900   $207,500
     Add interest on convertible
       debentures, net of tax           1,500       1,500       4,400      4,400
                                      $68,600     $73,600    $209,300   $211,900


Primary and fully diluted earnings
  per share                               $.42       $.45       $1.29      $1.31

Earnings per share as reported            $.42       $.45       $1.29      $1.31


     This calculation is submitted in accordance with Regulation S-K
Item 601(b)(11), although not required by APB Opinion No. 15, inasmuch as dilution for any period was less than 3 percent.